UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
September 11, 2013

ACTIVISION BLIZZARD, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-15839 (Commission File Number)	95-4803544 (IRS Employer Identification Number)

3100 Ocean Park Boulevard Santa Monica, CA	90405
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:
(310) 255-2000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.                                        Regulation FD Disclosure.

On the afternoon of September 11, 2013, a purported shareholder of Activision Blizzard, Inc. (the “Company”) filed a putative class action and shareholder derivative action in the Court of Chancery of the State of Delaware, captioned Hayes v. Activision Blizzard, Inc., et al., No. 8885.  The complaint names our board of directors, Vivendi S.A. (“Vivendi”), Amber Holding Subsidiary Co. (“Amber”), ASAC II LP (“ASAC”), acting by ASAC II LLC, its general partner (“ASAC II” and, together with ASAC, the “ASAC Entities”), Davis Selected Advisers, L.P. (“Davis”) and Fidelity Management & Research Co. (“FMR”) as defendants, and the Company as a nominal defendant.  The complaint alleges that the defendants violated certain provisions of the Company’s certificate of incorporation by failing to submit the matters contemplated by the stock purchase agreement dated July 25, 2013 by and among the Company, Vivendi and the ASAC Entities (the “Stock Purchase Agreement”) for stockholder approval by a majority of our stockholders (other than Vivendi and its controlled affiliates); that our board of directors and Vivendi committed breaches of their fiduciary duties in approving the purchase by ASAC of approximately 172 million shares of the Company’s common stock from Vivendi for an aggregate cash payment of $2.34 billion, or $13.60 per share (the “Private Sale”) immediately following the consummation of the Purchase Transaction (as defined below); that our Chief Executive Officer (“CEO”) and the Co-Chairman of our board of directors (“Co-Chairman”) usurped a corporate opportunity from the Company; that the board of directors and Vivendi have engaged in actions to entrench our board of directors and officers in their offices; that the ASAC Entities, Davis and FMR aided and abetted breaches of fiduciary duties by the board of directors and Vivendi; and that our CEO and our Co-Chairman, the ASAC Entities, Davis and FMR will be unjustly enriched through the Private Sale.  References to “Purchase Transaction” herein refer to the acquisition by the Company, pursuant to the Stock Purchase Agreement, upon the terms and subject to the conditions thereof, of all of the capital stock of Amber, which at the time of purchase will be the direct owner of approximately 429 million shares of the Company’s common stock, in consideration of a cash payment of approximately $5.83 billion, or $13.60 per share, for the shares of Company common stock being acquired by the Company, before taking into account the benefit to the Company of certain tax attributes of Amber assumed in the transaction.

The complaint seeks, among other things, a preliminary and permanent injunction of the Stock Purchase Agreement and the transactions contemplated thereby; rescission of the Private Sale; requiring the transfer to the Company of all or part of the shares that are the subject of the Private Sale; requiring measures to eliminate or mitigate the alleged entrenching effects of the Private Sale; ordering our CEO and our Co-Chairman, the ASAC Entities, Davis and FMR to disgorge to the Company the amounts by which they have allegedly been unjustly enriched; and alleged damages sustained by the class and the Company.  In addition, the shareholder is seeking a temporary restraining order preventing the defendants from consummating the transactions and agreements contemplated by the Stock Purchase Agreement without shareholder approval.

The Company believes the Purchase Transaction and the Private Sale are both in full compliance with the Company’s certificate of incorporation and were appropriately recommended by a Special Committee consisting of independent directors and appropriately authorized by the Company’s full board of directors.  The Company does not believe that either the literal language of our certificate of incorporation or its spirit or intent supports the alleged claims.  The Company intends to vigorously defend against such claims.

Further, the Company believes there are significant benefits to its stockholders in proceeding with the transactions contemplated by the Stock Purchase Agreement, including, among others, the overwhelmingly positive market reaction to the announcement of the Purchase Transaction, the expected accretion to the Company’s earnings per share and the removal of a controlling shareholder, Vivendi, which will allow for the Company’s current minority shareholders to take a majority ownership position in the Company following the anticipated consummation of the Purchase Transaction.

The outcome of all litigation is inherently uncertain, but the Company believes it has meritorious defenses.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 12, 2013	ACTIVISION BLIZZARD, INC.

	By:	/s/ Chris B. Walther
Chris B. Walther
Chief Legal Officer